Exhibit 6.5

ASSIGNMENT OF CONTRACT

This Assignment is entered into as of March 19, 2021, by and between Dollinger Holdings LLC (“Assignor”), and LQR House Inc. (“Assignee”).

WHEREAS, Assignor entered into a Product Distribution Agreement with Country Wine & Spirits Inc. (the “Distributor”) dated July 1, 2020 (the “Contract”); and

WHEREAS, Assignor and Distributor are party to an Asset Purchase Agreement (“APA”) with Assignee dated March 19, 2021;

WHEREAS, as part of Assignor’s capital contribution to Assignee, Assignor is assigning the Contract to Assignee;

NOW THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignor hereby assigns, transfers and sets over to Assignee all of its right, title and interest in and to the Contract, and Assignor warrants and represents the Contract to be free of any adverse liens, claims or encumbrances. Assignee hereby assumes all of Assignor’s obligations under the Contract and agrees to indemnify and hold Assignor harmless therefrom as to obligations occurring on and after the effective date hereof. Assignor hereby agrees to indemnify and hold Assignee harmless with respect to Assignor’s obligations under the Contracts that accrued prior to the date hereof, but expressly reserves its rights as to any defenses to such obligations.

2. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns.

3. This Agreement may be executed in one or more counterparts, each bearing the signatures of one or more parties. Each counterpart shall be considered an original and all of the counterparts shall constitute a single agreement binding all the parties as if all had signed a single document. For purposes of executing this Agreement, a document signed and transmitted by electronic means (such as in PDF format via e-mail or via facsimile machine) is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.

4. This Assignment shall be subject to the same legal justification and other conditions as the APA.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first written above.

Dollinger Holdings LLC

/s/ Sean Dollinger
Sean Dollinger, Managing Member

LQR House Inc.

/s/ Darren Collins
Darren Collins, CFO and Director

Country Wine & Spirits Inc.

/s/ Shawn Kattoula
Shawn Kattoula, Managing Member